PRICING SUPPLEMENT

Filed pursuant to Rule 424(b)(5)

Registration Statement Nos. 333-143541 and 333-143541-01

Pricing Supplement No. 5 Dated April 24, 2008

(To Prospectus dated June 28, 2007 and

Prospectus Supplement dated June 28, 2007)

CUSIP: 02003MBQ6

Allstate Life Global Funding

Secured Medium Term Notes

Issued Through

Allstate Life Global Funding Trust 2008-4

The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby (the “Notes”), the Funding Agreement(s) (specified below) issued by Allstate Life Insurance Company (“Allstate Life”) and deposited into Allstate Life Global Funding Trust 2008-4 (the “Trust”) by Allstate Life Global Funding (“Global Funding”) and the Funding Note (specified below) issued by Global Funding to the Trust supplements the description of the general terms and provisions of the notes, the funding agreements and the funding notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

The Notes will represent the obligations of the issuing entity only and will not represent the obligations of, or interest in, any other person or entity, including Global Funding, Allstate Life or any of their respective affiliates. The Notes will constitute asset-backed securities within the meaning of Regulation AB under the Securities Act of 1933, as amended.

THE NOTES
Principal Amount: $1,750,000,000	Agent(s) Discount: 0.350000%
Issue Price: 99.90%	Original Issue Date: April 30, 2008
Net Proceeds to the Trust: $1,742,125,000	Stated Maturity Date: April 30, 2013
Specified Currency: U.S. Dollars	Depositary: The Depository Trust Company
Interest Payment Dates:	April 30 and October 30 in each year, subject to the Following Business Day Convention.
Initial Interest Payment Date:	October 30, 2008, subject to the Following Business Day Convention.
Regular Record Date:	15 calendar days prior to the Interest Payment Date

Following Business Day Convention:

If any Interest Payment Date or the Stated Maturity Date would otherwise be a day that is not a Business Day, any payment of principal, premium, if any, and/or interest or other amounts, will be made on the immediately succeeding Business Day and no additional interest will accrue in respect of the payment made on that next succeeding Business Day. The final Interest Payment Date for the Notes will be the maturity date thereof and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date thereof to but excluding the maturity date thereof.

Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York.

Fiscal Year of Trust (not applicable unless different than as specified in the prospectus and prospectus supplement):
Type of Interest Rate:	☒ Fixed Rate ☐ Floating Rate
Fixed Rate Notes:	☒ Yes ☐ No. If, Yes,
Interest Rate:	5.375%
Floating Rate Notes:	[] Yes ☒ No. If, Yes,
Regular Floating Rate Notes: Interest Rate: Interest Rate Basis(es):	[] Yes ☒ No. If, Yes, Interest Rate Basis Plus Spread See Below
Inverse Floating Rate Notes: Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):	☐ Yes ☒ No. If, Yes,
Floating Rate/Fixed Rate Notes: Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:	☐ Yes [X ] No. If, Yes,
Initial Interest Rate, if any:	Not applicable

Interest Rate Basis(es). Check all that apply:
☐ CD Rate ☐ CMT Rate ☐ Commercial Paper Rate ☐ Constant Maturity Swap Rate ☐ Eleventh District Cost of Funds Rate ☐ EURIBOR	☐ Federal Funds Rate ☐ LIBOR ☐ Prime Rate ☐ Treasury Rate
If LIBOR:
LIBOR Reuters Page:	Not Applicable
LIBOR Currency:	Not Applicable
If CMT Rate:
Designated CMT Reuters Page:	Not applicable
If CMT Reuters Page FEDCMT:	☐ Weekly Average ☐ Monthly Average
Designated CMT Maturity Index:	Not Applicable
Index Maturity:	Not Applicable
Spread (+/-):	Not Applicable
Spread Multiplier:	Not Applicable
Interest Reset Date(s):	Not Applicable
Interest Determination Date(s):	Not Applicable
Maximum Interest Rate, if any:	Not Applicable
Minimum Interest Rate, if any:	Not Applicable
Calculation Agent, if any:	The Bank of New York Trust Company, N.A.
Exchange Rate Agent, if any:	Not applicable
Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Notes: Amortizing Schedule: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Discount Notes: Total Amount of Discount: Initial Accrual Period of Discount: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Redemption Provisions: Initial Redemption Date: Initial Redemption Percentage: Annual Redemption Percentage: Reduction (if any):	☐ Yes ☒ No. If, Yes,
Redemption:	☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Repayment: Repayment Date(s): Repayment Price: Repayment:	☐ Yes ☒ No. If, Yes, ☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):
Securities Exchange Listing:	☐ Yes ☒ No. If Yes, Name of Exchange:
Authorized Denominations:	$1,000 and integral multiples of $1000 in excess thereof
Ratings:

The Notes issued under the Program are rated “AA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). It is anticipated that Moody’s Investors Service, Inc. (“Moody’s”) will rate the Notes “Aa2” on the Original Issue Date.

Agent(s) Purchasing Notes as Principal:	☒ Yes ☐ No. If Yes,
Agent(s)	Principal Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

Lehman Brothers Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Banc of America Securities LLC

UBS Securities LLC

Wachovia Capital Markets, LLC

Total:

$691,250,000 $691,250,000 $87,500,000 $87,500,000 $87,500,000 $35,000,000 $35,000,000 $35,000,000 $1,750,000,000
Agent(s) Acting as Agent:	☐ Yes ☒ No. If Yes,
Agent(s)	Principal Amount
Total:
Additional/Other Terms:	None
Special Tax Considerations:	None
THE FUNDING AGREEMENT(S)
Funding Agreement Issuer:	Allstate Life Insurance Company
Funding Agreement No.:	FA - 41107
Deposit Amount:	$1,750,000,000
Issue Price:	99.90%
Net Deposit Amount:	$1,742,125,000
Effective Date:	April 30, 2008
Specified Currency:	U.S. Dollars
Interest Payment Dates:	April 30 and October 30 in each year, subject to the Funding Agreement Following Business Day Convention.
Initial Interest Payment Date:	October 30, 2008, subject to the Funding Agreement Following Business Day Convention.

Funding Agreement Following Business Day Convention:

If any Interest Payment Date or the Stated Maturity Date would otherwise be a day that is not a Funding Agreement Business Day, any payment of principal, premium, if any, and/or interest or other amounts, will be made on the immediately succeeding Funding Agreement Business Day and no additional interest will accrue in respect of the payment made on that next succeeding Funding Agreement Business Day. The final Interest Payment Date for the Funding Agreement will be the maturity date thereof and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date thereof to but excluding the maturity date thereof.

Funding Agreement Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York.

Type of Interest Rate:	[ X] Fixed Rate ☐ Floating Rate
Fixed Rate Funding Agreement:	☒ Yes ☐ No. If Yes,
Interest Rate:	5.375%
Floating Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Interest Rate: Interest Rate Basis(es):	Interest Rate Basis plus Spread See Below
Inverse Floating Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):
Floating Rate/Fixed Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:
Initial Interest Rate, if any:	Not Applicable
Interest Rate Basis(es). Check all that apply:
☐ CD Rate ☐ CMT Rate ☐ Commercial Paper Rate ☐ Constant Maturity Swap Rate ☐ Eleventh District Cost of Funds Rate ☐ EURIBOR	☐ Federal Funds Rate ☐ LIBOR ☐ Prime Rate ☐ Treasury Rate
If LIBOR:
LIBOR Reuters Page:	Not Applicable

LIBOR Currency:	Not Applicable
If CMT Rate:
Designated CMT Reuters Page:	Not applicable
If CMT Reuters Page FEDCMT:	[ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:	Not applicable
Index Maturity:	Not Applicable
Spread (+/-):	Not Applicable
Spread Multiplier:	Not applicable
Interest Reset Date(s):	Not Applicable
Interest Determination Date(s):	Not Applicable
Maximum Interest Rate, if any:	Not applicable
Minimum Interest Rate, if any:	Not applicable
Calculation of Interest:	The Bank of New York Trust Company, N.A.
Day Count Convention:	30/360
Amortizing Funding Agreement: Amortizing Schedule: Additional/Other Terms:	[ ] Yes [X ] No. If Yes,
Discount Funding Agreement:	[ ] Yes [X ] No. If Yes,
Total Amount of Discount: Initial Accrual Period of Discount:
Additional/Other Terms:
Redemption Provisions:	[ ] Yes [X ] No. If Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part [ ] May be in whole or in part
Additional/Other Terms:

Repayment:	[ ] Yes [X ] No. If Yes,
Repayment Date(s): Repayment Price:
Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid For Withholding Tax (not applicable unless specified):
Ratings:
The Funding Agreements issued under the Program are rated AA by S&P. It is anticipated that the Funding Agreement(s) will be rated Aa2 by Moody’s on the Original Issue Date.
Additional/Other Terms, if any:	None
Special Tax Considerations:	None
THE FUNDING NOTE
Funding Note Issuer:	Allstate Life Global Funding
Funding Note No.:	FA - 41107
Principal Amount:	$1,750,000,000

The Funding Note will otherwise have payment and other terms substantially similar to the Funding Agreement(s) and the Notes, except that the terms of the Funding Note will provide that it will be cancelled immediately upon the sale of, and deposit into, the Trust by Global Funding of the Funding Agreement(s).

RECENT DEVELOPMENTS

See Annex A

ANNEX A

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions)	Est. 2008	2007
	(Unaudited)
Revenues
Premiums	$111	$155
Contract charges	241	228
Net investment income	992	1,030
Realized capital gains and losses	(428)	22
	916	1,435

Costs and expenses
Contract benefits	341	374
Interest credited to contractholder funds	610	635
Amortization of deferred policy acquisition costs	50	115
Operating costs and expenses	90	87
	1,091	1,211

(Loss) gain on disposition of operations	(9)	1

(Loss) income from operations before income tax expense	(184)	225
Income tax (benefit) expense	(69)	76

Net (loss) income	$(115)	$149

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Est.)
March 31,
(in millions, except share and par value data)	2008
(Unaudited)
Assets
Investments
Fixed income securities, at fair value (amortized cost $55,116 and $58,020)	$54,282
Mortgage loans	10,186
Equity securities, at fair value (cost $150 and $102)	143
Limited partnership interests	1,059
Short-term	3,264
Policy loans	772
Other	1,512

Total investments	71,218

Cash	150
Deferred policy acquisition costs	4,495
Reinsurance recoverables, net	3,434
Accrued investment income	663
Other assets	748
Deferred income taxes	185
Separate Accounts	13,132

Total assets	$94,025

Liabilities
Contractholder funds	$60,191
Reserve for life-contingent contract benefits	12,604
Unearned premiums	32
Payable to affiliates, net	118
Other liabilities and accrued expenses	3,483
Deferred income taxes	-
Long-term debt	200
Separate Accounts	13,132

Total liabilities	89,760

Shareholder’s Equity
Redeemable preferred stock – series A, $100 par value, 1,500,000 shares
authorized, none issued	-
Redeemable preferred stock – series B, $100 par value, 1,500,000 shares
authorized, none issued	-
Common stock, $227 par value, 23,800 shares authorized and outstanding	5
Additional capital paid-in	1,126
Retained income	3,619
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(485)

Total accumulated other comprehensive income	(485)

Total shareholder’s equity	4,265

Total liabilities and shareholder’s equity	$94,025